As filed with the Securities and                           Registration No. 333-
Exchange Commission on October 3, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              EAGLE BROADBAND, INC.
             (Exact name of Registrant as specified in its charter)


                TEXAS                                  76-0494995
      State or other jurisdiction                   (I.R.S. Employer
   of incorporation or organization)             Identification Number)


    101 Courageous Drive                               Copy to:
League City, Texas 77573-3925                   Thomas C. Pritchard, Esq.
        (281) 538-6000                          Brewer & Pritchard, P.C.
    (Address, including zip                     Three Riverway, Suite 1800
   code, and telephone number,                  Houston, Texas 77002
including area code, of registrant's            Phone (713) 209-2950
   principal executive offices)                   Fax (713) 209-2921


                                 H. Dean Cubley
                              101 Courageous Drive
                          League City, Texas 77573-3925
                            (Name, address, including
                             zip code, phone number,
                              including area code,
                              of agent for service)


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                    CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                   Amount           Proposed Maximum          Proposed Maximum
          Title of Each Class of                   Being             Offering Price               Aggregate             Amount of
        Securities To Be Registered            Registered(1)          Per Share(2)             Offering Price       Registration Fee
-------------------------------------------- ------------------- ------------------------ -------------------------- ---------------
Common Stock, par value $.001 per share          31,500,000               $0.47                  $14,805,000              $1,198
-------------------------------------------- ------------------- ------------------------ -------------------------- ---------------
TOTAL......................................                                                      $14,805,000              $1,198
============================================ =================== ======================== ========================== ===============

(1) Includes (a) 29,500,000 shares of common stock being registered for resale, which are initially issuable upon conversion of 2,000,000 shares of Series A Preferred Stock, subject to adjustment, and (b) 2,000,000 shares of common stock being registered for resale by various shareholders. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock registered hereby also includes such indeterminate number of shares of common stock, as may be issuable from time to time upon conversion of the Series A Preferred Stock as a result of stock splits, stock dividends and anti-dilution adjustments.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices for the common stock on September 29, 2003, or $0.47 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 3, 2003

Preliminary prospectus

                        31,500,000 Shares of Common Stock

                              Eagle Broadband, Inc.

     This prospectus relates to the offer and sale of shares of our common stock by the selling stockholders listed on page 5. Of the shares of common stock being offering through this prospectus, 2,000,000 shares are outstanding and 29,500,000 shares may be issued upon conversion of Series A Preferred Stock by the selling stockholders.

     The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares. We will bear the cost relating to the registration of the common stock offered by this prospectus.

     Our common stock is quoted on the American Stock Exchange under the symbol "EAG." On September 29, 2003, the last sale price of our common stock as reported on The American Stock Exchange was $0.45.

     You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is October ___, 2003.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


                          ___________________________




                                Table of Contents
                                -----------------

                                                                                                                Page
                                                                                                               -------
Our Business                                                                                                      1
Risk Factors                                                                                                      2
Where You Can Find More Information                                                                               5
Special Note Regarding Forward-Looking Statements                                                                 5
Selling Stockholders                                                                                              5
Plan of Distribution                                                                                              6
Disclosure of SEC Position on Indemnification for Securities Act Liabilities                                      7
Use of Proceeds                                                                                                   7
Description of Securities                                                                                         7
Incorporation by Reference                                                                                       10
Legal Matters                                                                                                    11
Experts                                                                                                          11

                                  OUR BUSINESS

     We are a worldwide supplier of broadband products and services, providing telecommunications equipment with related software, broadband products, and fiber and cable as used by service providers in the broadband market. We design, manufacture, market and service our products under the Eagle Broadband, Inc., and BroadbandMagic names. These products include transmitters, receivers, controllers, software, convergent set-top boxes, fiber, cable, and other equipment used in commercial and personal communications systems and radio and telephone systems. Additionally, we provide cable television, telephone, security, Internet connectivity, and related services under a bundled digital services package through single source billing. We also provide last mile cable and fiber installation services as well as comprehensive information technology products and services.

     Most of our products have been tested and approved by the Federal Communications Commission. We provide service and support for our products, as well as consulting and research development on a contract basis.

     Eagle Broadband was incorporated in May 1993, but did not conduct any substantive business operations until April 1996. In August 1997, we amended our articles of incorporation and changed our name to Eagle Wireless International, Inc., and then subsequently in February 2002 to Eagle Broadband, Inc., our current name.

     Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and our telephone number is (281) 538-6000.

Recent Developments

     Conversion of Outstanding Debt. During the four months ended September 30, 2003, holders of the Q-Series Bonds elected to convert bonds with an aggregate principal balance of 6,483,158 into 31,620,049 shares of common stock, of which 2,000,000 shares are being registered pursuant to this prospectus

     Private Placement Offering. In October 2003, we received gross proceeds of $3,000,000 from a private placement to accredited investors in which we issued promissory notes in the aggregate principal amount of $3,000,000 ("Notes") and 2,000,000 shares of Series A Convertible Preferred Stock ("Series A Preferred"). The Series A Preferred is convertible into 29,500,000 shares of common stock, subject to adjustment based on certain anti-dilution provisions. We received net proceeds from this offering of $2,915,000, which we intend to use for general corporate purposes. Terms of the Series A Preferred and Notes are described below under the caption "Description of Securities."

     We granted registration rights to the selling stockholders covering the resale of shares of our common stock, which are issuable upon conversion of the Series A Preferred. We are registering the resale of 29,500,000 shares of common stock underlying 2,000,000 shares Series A Preferred on a Form S-3 Registration Statement, of which this prospectus forms a part.

     Resignation/Appointment of Chief Executive Officer. In October 2003, H. Dean Cubley resigned as chief executive officer to become the chief technology officer, and David Weisman accepted the position of chief executive officer.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that are currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed.

We have a history of operating losses and reliance on external sources for working capital.

     From inception through May 31, 2003, we have incurred losses in the amount of $46,750,000. For the nine months ended May 31, 2003, we recognized a net loss of $4,731,000. We will continue to rely on external sources for working capital for the foreseeable future.

We will need additional working capital.

     At May 31, 2003, we had $2,284,000 in cash and cash equivalents. In October 2003, we received net proceeds of $2,915,000 from a private placement offering. We believe our current working capital will be sufficient to fund operating expenses through March 2004. After March 2004, we will be required to seek additional capital to continue to fund operations.

     Historically, we have financed operations through the sale of debt and equity securities. We do not have any significant credit facilities available with financial institutions or other third parties and historically, we have relied upon best efforts third-party funding from individual accredited investors. Though we have been successful at raising additional capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best efforts financing efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from operations before April 2004 or thereafter, we may need to curtail operations or sell assets.

Our ability to raise capital through equity offerings is limited because nearly all shares of common stock have either been issued or reserved for issuance.

     As of September 30, 2003, we had 154,345,304 shares of common stock outstanding. Including the shares of common stock the resale of which is being registered under this prospectus, we have reserved 36,586,088 shares of common stock for issuance pursuant to warrants, options, employee benefit plans, or convertible securities. Therefore, we are limited in our ability to issue additional shares of common stock or securities convertible into common stock, which substantially limits our ability to raise working capital from equity financings. If we decide to raise additional capital through equity offerings, we intend to take all action as may be required by the rules and regulations of the Securities and Exchange Commission, the American Stock Exchange, and state corporate laws.

We have been named a defendant in several lawsuits, which if determined adversely, could have a material adverse effect on our business.

     Eagle Broadband and its subsidiaries have been named defendants in several lawsuits in which plaintiffs are seeking damages ranging from several thousand dollars to several million dollars. These lawsuits include:

- Kaufman Bros., LLP vs. Clearworks.Net, Inc. and Eagle Broadband. Kaufman Bros. sued Eagle Broadband alleging breach of contract for failing to pay the plaintiff for financial advice and services allegedly rendered, and is seeking damages in the amount of $4,000,000.

- Kevan Casey and Tommy Allen vs. Clearworks.net, Inc., Eagle Broadband, et. al. Messrs. Casey and Allen sued Eagle Broadband and various officers and directors, alleging that Clearworks.net breached employment contracts and other agreements, and are seeking damages in excess of $10,000,000.

- Cornell Capital Parnters, LP. vs. Eagle Broadband. Cornell Capital sued Eagle Broadband alleging breach of contract, fraud and negligent misrepresentation. Cornell Capital has also alleged that Eagle has defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. To date, we have has not registered the resale of the shares underlying Cornell Capital's convertible debenture and we are not doing so hereby. As of August 31, 2003, the principal balance of the debenture was approximately $1.2 million.

     We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of pending litigation could have a material adverse effect on our business, financial condition and results of operations.

Our revenues may be adversely effected by downward price pressure on fiber optic cables and computer hardware and software.

     For the nine months ended May 31, 2003, approximately 36% of our revenue was generated by Atlantic Pacific Communications and 20% from United Computing Group. Because Atlantic Pacific and United Computing Group are engaged in a commodity-related business, their ability to generate revenue and operate at a profit is susceptible to downward price pressure in their respective markets. If Atlantic Pacific and/or United Computing Group are required to reduce prices on their products, our ability to compete with competitors and to operate at a profit may be adversely effected.

Cancellations of recurring-revenue contracts could have a material adverse effect on our business.

     For the nine months ended May 31, 2003, approximately 24% of our revenue was generated by recurring-revenue contracts with Eagle Broadband Services and DSS Security. Any defects or errors in our services or any failure to meet customers' expectations could result in the cancellation of services or require us to provide additional services to a client at no charge, which could reduce revenue or the margins associated with this revenue segment.

Our products are subject to rapid technological change. If we are unable to adapt or adjust our technology to our business may have a material adverse effect on our business.

     The design, development, and manufacturing of personal communication systems, specialized mobile radio products, and multimedia entertainment products are highly competitive and characterized by rapid technology changes. We compete with other existing products and will compete against other technologies. Development by others of new or improved products or technologies may make our products obsolete or less competitive. While we believe that our products are based on established state-of-the-art technology, there can be no assurance that they will not become obsolete in the near future or that we will be able to develop a commercial market for our products in response to future technology advances and developments.

Our success depends upon our ability to protect proprietary technologies.

     We rely on non-disclosure agreements with employees and consultants, and common law remedies with respect to our proprietary technology. We also file patent applications on our key technologies. We can provide no assurance that others will not misappropriate our proprietary technologies or will develop competitive technologies or products that could adversely affect our business. In addition, although we are not aware of any infringement claims against us or any circumstances that could lead to such claims, there can be no assurance that claims will not be made.

     Our efforts to protect our intellectual property may require that we become involved in costly and lengthy litigation, which could seriously harm our business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have not been involved in any intellectual property litigation, we may be required to file lawsuits to in the future to protect our intellectual property rights or to defend allegations of infringement asserted by others. We could be subject to significant liability for damages or the value of our proprietary rights could be diminished if we are unsuccessful in prosecuting or defending lawsuits. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

-    Cease selling products that use the challenged intellectual property;
- Obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
-    Redesign those products that use infringing intellectual property.

We face substantial competition from competitors with significantly greater resources.

     We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers.

A system failure could delay or interrupt our ability to provide products or services and have a materially adverse effect on our business.

     Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. Because of the nature of the services we supply and the complexity of our network, it is not feasible in all cases to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide.

Stockholders face possible volatility of stock price for our common stock.

     The market price of our common stock may experience fluctuations that are unrelated to our operating performance. As the market price of our common stock has been quite volatile in the last 12 months, we can provide no assurance that the current price will be maintained.

New government regulation could hurt our business.

     Our telecommunication and cable products are regulated by federal, state, and local governments. We are generally required to obtain regulatory approvals in connection with providing telephone and television services. For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may substantially affect our business. There is no guarantee that new laws or regulations will not affect our operations or that appropriate regulatory approvals will continue to be obtained.

Shares eligible for future sale may adversely affect the market price of our common stock.

     The 31,500,000 shares covered by this prospectus may be sold by the selling stockholders into the public market pursuant to this prospectus. Further sales of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock. A depressed stock price could impair our ability to raise capital through the sale of equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Security and Exchange Commission's ("SEC") public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements subject to the "safe harbor" legislation appearing at Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "will," "would," "could," "likely" and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Our Business" and "Risk Factors," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management's reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

     Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

-    our ability to develop and introduce innovative products;
- our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;
- our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;
- cancellation or lack of market acceptance of our recurring-revenue contracts;
-    risks of competition in our existing and future markets;
- the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;
-    our liquidity constraints; and
- the other risks described in "Risk Factors" beginning on page 2, or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time-to-time with the SEC and incorporated herein by reference.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.


                              SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of October 2, 2003. For purposes of presentation, we have assumed that the selling stockholders will sell all shares offered hereby.




                                       Shares Beneficially Owned                            Percentage Owned
Stockholder                                  Before Resale            Amount Offered          After Resale
-----------                                  -------------            --------------          ------------
Crestview Capital Fund I, LP                   2,458,332                 2,458,332                 -
Crestview Capital Fund II, LP                  9,833,330                 9,833,330                 -
Tenacore Holdings, Inc.                        17,208,338               17,208,338                 -
HC1 Trust                                      1,000,000                 1,000,000                 -
Sealink Trust                                  1,000,000                 1,000,000                 -

The shares of common stock beneficially owned by Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, and Tenacore Holdings, Inc. are issuable upon the conversion of 2,000,000 shares of the Series A Preferred Stock, which the selling stockholder has the right to convert at any time.


                              PLAN OF DISTRIBUTION

--------------------------------------------------------------------------------
     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
--------------------------------------------------------------------------------

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
- an exchange distribution in accordance with the rules of the American Stock Exchange;
-    privately negotiated transactions;
- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
-    a combination of any such methods of sale; and
-    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, and if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling stockholders and any other person participating in a distribution of our common stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act.

     The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We have agreed with the selling stockholders to keep the registration statement effective at all times until the date on which all of the shares have been sold.


                           DISCLOSURE OF SEC POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our charter, bylaws and indemnification agreements by and among Eagle and our directors and executive officers provide that we will indemnify our directors and officers, to the fullest extent permitted under Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Eagle, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the shares of common stock in this offering.


                            DESCRIPTION OF SECURITIES

General

     We are authorized to issue up to 200,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of Series A Convertible Preferred Stock ("Series A Preferred"). As of October 2, 2003, 154,345,304 shares of common stock and 2,000,000 shares of Series A Preferred were issued and outstanding.

Common Stock

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and liquidation preferences on the preferred stock, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

Series A Preferred

     The following is a summary of the primary provisions of the Series A Preferred, and is qualified in its entirety by the Certificate of Designation of the Series A Preferred.

- Ranking. The Series A Preferred shall rank senior to our common stock, as to dividends and as to a liquidation, winding up or dissolution.

- Dividends. The Series A Preferred shall be entitled to receive dividends at the same rate as dividends are paid with respect to the outstanding shares of our common stock.

- Voting Rights. The holders of Series A Preferred are not entitled to vote on any matter; provided however, that as long as the Notes remain outstanding, Eagle shall not, without first obtaining the approval of the holders of a majority of the total number of shares of unconverted Series A Preferred then outstanding:

     - alter or change the rights, preferences or privileges of the Series A Preferred.
     -    increase the authorized number of Series A Preferred.
     - create any new class of shares having preferences over or on a parity with the Series A Preferred, subject to certain limitations.
     - repurchase any common stock or securities convertible into common stock, subject to certain limitations.
     - sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, any property or business of Eagle, other than in the ordinary course of business, subject to certain limitations.
     - incur, assume or guarantee any indebtedness senior to or on parity with the Notes.
     - pay dividends on the Series A Preferred, the common stock or shares of any other stock junior in rank to the Series A Preferred.

- Dividend Rights. The holders of the Series A Preferred are entitled to dividends at the same rate as dividends are paid with respect to the outstanding shares of common stock.

-    Redemption. The Series A Preferred is not redeemable.

- Conversion. Each holder of the Series A Preferred may convert any or all such shares into shares of common stock. The number of shares of common stock issuable upon conversion of each share of the Series A Preferred shall be determined according to the following formula:


                         (A1 X 14.75) + (A2 X17.8333334)
                         -------------------------------
                                Conversion Ratio
     where A1 shall mean the first 2,000,000 shares of Series A Preferred issued (which are currently outstanding) and A2 shall mean shares of Series A Preferred in excess of 2,000,000 (which have not been issued as of the date hereof), and the conversion ratio shall initially be set at 1. The conversion ratio shall be adjusted proportionally to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization, reorganization or other similar transaction.

- Liquidation Rights. In the event of a liquidation, the holders of the Series A Preferred will be entitled to receive out of assets of Eagle, whether from capital or from earnings available for distribution to the holders of common stock, an amount per Series A Preferred equal to the amount such holders would have received if such holders of Series A Preferred had converted the Series A Preferred into common stock and had held such common stock on the record date for the distribution of assets.

Warrants and Options

         As of September 30, 2003, we had outstanding options and warrants to purchase 5,613,931 shares of our common stock at exercise prices ranging from $0.18 to $25.00 per share, expiring on various dates through September 2008. As of September 30, 2003, of the outstanding options and warrants, there were options to purchase 447,264 shares of our common stock issued under our employee stock option plan, of which options to purchase 437,264 shares were exercisable. The exercise prices of the vested employee stock options range from $.41 to $7.50 per share, expiring on various dates through September 2008.

Promissory Notes.

         In September 2003, we issued eighteen-month promissory notes in the aggregate issue amount of $3,000,000 ("Notes"). At maturity, the principal amount of the Notes will be approximately $5,400,000. The material terms of the Notes are as follows:

- Interest. The Notes do not bear interest. Beginning in December 2003, the maturity value of the Notes shall increase at a rate of $4,444 per each $100,000 of principal during each 30-day calendar period.

- Prepayment. The Notes may be prepaid without penalty. The Notes will automatically deemed to be paid in full in the event that (1) there is an effective registration statement on file with the SEC covering the resale of the common stock underlying the Series A Preferred, and (2) all or a portion of the shares of Series A Preferred have been converted to common stock and the product of (A) the number of shares of common stock issued upon conversion of the Series A Preferred, and (B) the highest closing sales price of the common stock subsequent to the time of conversion, exceeds the then-current pro-rated maturity value of the Notes.

- Payment at Maturity. In the event that none of the Series A Preferred has not been converted prior to the maturity date and there is an effective registration statement on file with the SEC covering the resale of the common stock underlying the Series A Preferred, the Notes may be deemed to be paid in full at the Maturity Date if the product of (1) the number of shares of common stock into which the Series A Preferred is convertible and
     (2) the average closing sales price of the common stock during the 30 calendar day period prior to the maturity date exceeds $7,500,000, the Notes will be paid in full.

     In the event that a portion of the Series A Preferred has been converted and there is an effective registration statement on file with the SEC covering the resale of the common stock underlying the Series A Preferred, the remaining portion of the Notes shall be deemed to be paid based upon the following calculations:

     (1) multiply (A) the number of shares of common stock issued upon previous conversions of Series A Preferred and (B) the highest closing sales price of the common stock subsequent to such conversions, and if such amount exceeds $5,400,000, the Note shall be deemed to be paid in full; or

     (2) if the product of (A) and (B) above is less than $5,400,000, multiply the fraction, the numerator of which is the amount determined by subtracting from $5,400,000 the amount determined in clause (A) of condition (1) above and the denominator of which is $$5,400,000, by $7,500,000; or

     (3) multiply (A) the number of shares of common stock then issuable upon conversion of the remaining outstanding Series A Preferred and (B) the average closing price of the common stock during the 30 days prior to the maturity date. If the product of (A) and (B) exceeds the calculation in condition (2) above, the Notes will be deemed to have been paid in full. If the calculation in condition (3) is less than the calculation in condition (2) above, then the difference between the two amounts shall be required to be paid by us at the maturity date in order to pay off the Notes in full.

         If the Notes are deemed to be repaid in full at maturity, any shares of the Series A Preferred then outstanding shall be automatically cancelled without any further action.

Other Debt

     At September 30, 2003, we had outstanding a 5% convertible debenture maturing in October 2005 in the principal amount of approximately $1.2 million ("Debenture"). The material terms of the Debenture are as follows:

- Interest. The Debenture bears interest at a rate of 5% per annum, and is payable at maturity or upon conversion of the Debenture.

- Prepayment. At any time and at our option, we may prepay the entire principal amount and accrued interest either in cash or in shares of common stock.

- Conversion Price. The Debenture is convertible into shares of common stock at the price per share equal to either (a) $1.00 or (b) 90% of the average of the four lowest closing trade prices of the common stock, for the five trading days immediately preceding the conversion date.

- Terms of Conversion. The holder of the Debenture may, at its option, elect to convert, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of the Company's common stock.


                           INCORPORATION BY REFERENCE

     This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

     1.   Our Annual Report on Form 10-K for the year ended August 31, 2002;

     2. Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2002, filed January 21, 2003;

     3.   Our Current Report on Form 8-K dated February 13, 2003;

     4. Our Quarterly Report on Form 10-Q for the quarter ended February 28, 2003, filed April 21, 2003;

     5.   Our Current Report on Form 8-K dated May 8, 2003;

     6. Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2003, filed July 21, 2003;

     7.   Our Current Report on Form 8-K dated June 26, 2003;

     8.   Our Current Report on Form 8-K dated August 26, 2003;

     9.   Our Current Report on Form 8-K dated September 11, 2003.


     If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. You should direct requests for such copies to: Attention: Corporate Secretary, 101 Courageous Drive, League City, Texas 77573-3925, (281) 538-6000.

     You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.


                                  LEGAL MATTERS

     The validity of the issuance of the securities being offered hereby has been passed upon for us by Brewer & Pritchard, P.C.


                                     EXPERTS

     Our consolidated financial statements as of and for the year ended August 31, 2002 appearing in our annual report on Form 10-K for the year ended August 31, 2002, have been audited by McManus & Co., P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the report of McManus & Co., P.C. pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                                31,500,000 Shares
                                  Common Stock





                              EAGLE BROADBAND, INC.



                              --------------------



                                   Prospectus



                              --------------------




                                October ___, 2003

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

     SEC Registration Fee........................         $   1,198
     Legal Fees and Expenses.....................         $  10,000
     Accounting Fees and Expenses................         $   2,000
     Miscellaneous...............................         $   5,000
                                                          ---------

     TOTAL                                                $  18,198
                                                          =========

     The amounts set forth above, except for the SEC registration fee, is in each case estimated.

Item 15.          Indemnification of Directors and Officers.

     Our Articles of Incorporation provide that: "No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of such director's duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law;
(iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute."

     Our Articles further provide that: "The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act." The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) in which the person is found liable to the corporation.

     Section 10.2 of our Bylaws provide that "The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with
Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company's best interests and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's Official Capacity, or

(y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this
Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven." Section 10.4 referred to above provides that: "Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated."


Item 16.          Exhibits.

     The following is a list of exhibits filed as part of this registration statement:

         EXHIBIT NO.                IDENTIFICATION OF EXHIBIT

         Exhibit 3(iii)             Certificate of Designation of Series A Convertible Preferred Stock
         Exhibit 4.1                Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of
                                    Form SB-2, file no. 333-20011, filed on January 17, 1997)
         Exhibit 5                  Opinion of Brewer & Pritchard, P.C.
         Exhibit 10.1               Purchase Agreement by and between Eagle Broadband and Investors dated August
                                    23, 2003 (including registration rights and security agreement attached as an exhibit thereto).
         Exhibit 10.2.              Q-Series Bond Agreement (incorporated by reference to Exhibit 10.3 of Form
                                    S-3, file no. 333-106074, filed on June 12, 2003)
         Exhibit 10.3               Addendum to Q-Series Bond Agreement (incorporated by reference to Exhibit 10.4 of Form S-3, file no. 333-106074, filed on June 12, 2003)
         Exhibit 23.1               Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
         Exhibit 23.2               Consent of McManus & Co., P.C.


Item 17.          Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, Texas on October 3, 2003.

                                  Eagle Broadband, Inc.


                                  By: /s/ H. Dean Cubley
                                     ----------------------------------------
                                      H. Dean Cubley, Chief Executive Officer,

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                        Title                           Date
---------                        -----                           ----



/s/ H. Dean Cubley               Chairman of the Board and       October 3, 2003
--------------------------       Chief Executive Officer
H. Dean Cubley


/s/ Richard R. Royall            Chief Financial Officer         October 3, 2003
--------------------------
Richard R. Royall


/s/ Christopher W. Futer         Director                        October 3, 2003
--------------------------
Christopher W. Futer


/s/ A. L. Clifford               Director                        October 3, 2003
--------------------------
A. L. Clifford


/s/ Lorne E. Persons             Director                        October 3, 2003
--------------------------
Lorne E. Persons



                                  Exhibit Index

         EXHIBIT NO.                IDENTIFICATION OF EXHIBIT

         Exhibit 3(iii)             Certificate of Designation of Series A Convertible Preferred Stock
         Exhibit 4.1                Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of
                                    Form SB-2 file no. 333-20011)
         Exhibit 5                  Opinion of Brewer & Pritchard, P.C.
         Exhibit 10.1               Purchase Agreement by and between Eagle Broadband and Investors dated August
                                    23, 2003 (including registration rights and security agreement attached as an exhibit thereto).
         Exhibit 10.2.              Q-Series Bond Agreement (incorporated by reference to Exhibit 10.3 of Form
                                    S-3, file no. 333-106074, filed on June 12, 2003)
         Exhibit 10.3               Addendum to Q-Series Bond Agreement (incorporated by reference to Exhibit 10.4 of Form S-3, file no. 333-106074, filed on June 12, 2003)
         Exhibit 23.1               Consent of Brewer & Pritchard, P.C. (included in Exhibit 5)
         Exhibit 23.2               Consent of McManus & Co., P.C.
